Exhibit 99.1
www.pplnewsroom.com

Contacts:	For news media - George Biechler, 610-774-5997
For financial analysts - Tim Paukovits, 610-774-4124

PPL Corporation Reports First-Quarter 2007 Earnings, Reaffirms ’07 Forecast

ALLENTOWN, Pa. (May 3, 2007) ― Improved performance of the company’s power plants and marketing operations provide a solid foundation for PPL Corporation (NYSE: PPL) to achieve its 2007 earnings forecast, the company said Thursday (5/3) as it announced quarterly earnings.

PPL’s reported earnings in the most recent quarter were $0.52 per share, down from $0.73 per share in the first quarter of 2006, primarily due to charges related to previously announced divestitures of the company’s Latin American electricity delivery businesses and its telecommunication operations.

“We expect our anticipated divestitures will enhance shareowner value by allowing us to redeploy capital in growth opportunities related to our core businesses of domestic energy supply and energy delivery,” said James H. Miller, PPL’s chairman, president and chief executive officer. He said another option for use of proceeds from these sales is the repurchase of securities, including common stock.

Reported earnings in the first quarter of 2007 included special items of $0.13 per share in net charges largely related to the previously announced divestitures, while the first quarter of 2006 reflected special items of $0.05 per share in credits.

Special items include charges or credits that are unusual or nonrecurring as well as the mark-to-market impact of energy-related, non-trading economic hedges. For the first-quarter of 2007, PPL has recorded, as a special item, unrealized gains of $0.03 per share related to such hedges, compared with unrealized gains of $0.02 per share in the first quarter of 2006.

Excluding special items, PPL’s earnings from ongoing operations for the first quarter of 2007 were $0.65 per share, compared with $0.68 per share in earnings from ongoing operations a year ago. “Earnings from ongoing operations were ahead of plan in the first quarter,” Miller said. “In fact, the improved performance from our coal-fired generation and the success of our energy marketing operation put us in solid shape to achieve our 2007 forecast of $2.30 to $2.40 per share in earnings from ongoing operations.

“We expect virtually all of this earnings growth in 2007 over 2006 to occur during the second half of the year, driven primarily by the replacement of expiring supply obligations with higher-margin wholesale energy contracts, expanded energy marketing activity and new full-requirements contracts in the mid-Atlantic region,” he said.

Miller said PPL’s 2007 forecast of earnings from ongoing operations includes the operating results of PPL’s Latin American businesses, but excludes special items related to the divestiture process. The company’s 2007 forecast of reported earnings per share is $2.17 to $2.27 per share, reflecting special items recorded through March 31, 2007.

PPL reaffirmed its 2010 earnings forecast of $3.50 per share, reflecting attractive forward energy and capacity prices, enhanced performance from its marketing and trading operations and the benefits of a diversified fleet of generation assets, supported by stable earnings from the company’s regulated domestic and international electricity delivery businesses. Improving electricity market fundamentals, as evidenced by the recent results from the PJM Interconnection capacity markets auction, support the assumptions that underlie the expected growth in PPL’s supply business over the next few years.

PPL previously announced plans to sell its Latin American electricity delivery businesses and its telecommunication operations. Two weeks ago, PPL announced that it has agreed to sell its Bolivian companies to an investment group organized by their local management and employees, subject to negotiation of a definitive agreement and certain other conditions. The sale of the operations in Chile and El Salvador is expected to be completed before the end of the year, and the complete Latin American divestiture is expected to result in an overall gain for PPL.

First-Quarter 2007 Earnings Results

“We had sound underlying operating performance in all of our business segments in the first quarter of 2007,” Miller said. “We recognized a small decrease in per share earnings from ongoing operations this quarter compared with the first quarter of last year, mainly due to higher income tax expense in our international delivery business segment.”

Reported earnings are calculated in accordance with generally accepted accounting principles (GAAP). Earnings from ongoing operations is a non-GAAP financial measure that excludes special items. Beginning this quarter, PPL is treating the mark-to-market impact of energy-related, non-trading economic hedges as a special item. The company has adjusted prior periods accordingly. PPL believes this change is appropriate because the mark-to-market impact of these hedges is economically neutral to the company in that offsetting gains or losses will be recognized as energy is delivered over the terms of the contracts.

The reconciliation tables at the end of this news release provide a detailed description of all special items, including the following special items in the first quarter of 2007: a $0.03 per share credit for mark-to-market earnings; $0.11 per share of total charges related to the divestiture of Latin American assets, including an impairment charge for the sale of PPL’s Bolivian businesses and additional income tax expense related to the divestiture decision; and a $0.05 per share charge related to the impairment of PPL’s telecommunication operations. (See tables for details.)

(Dollars in millions, except for per share amounts)

	1st Quarter
	2007	2006	% Change
Reported Earnings	$203	$280	-28%
Reported Earnings per Share	$0.52	$0.73	-29%
Earnings from Ongoing Operations	$252	$262	-4%
Per Share Earnings from Ongoing Operations	$0.65	$0.68	-4%

First-Quarter 2007 Earnings by Business Segment

	1st Quarter
	2007	2006
	(per share)
Earnings from ongoing operations

Supply	$0.32	$0.32
Pennsylvania Delivery	0.15	0.15
International Delivery	0.18	0.21
Total	$0.65	$0.68

Special items

Supply	($0.02)	$0.05
Pennsylvania Delivery	-	-
International Delivery	(0.11)	-
Total	($0.13)	$0.05

Reported earnings

Supply	$0.30	$0.37
Pennsylvania Delivery	0.15	0.15
International Delivery	0.07	0.21
Total	$0.52	$0.73

(For more details, see reconciliation tables at the end of this news release.)

First-quarter 2007 Key Earnings Factors by Business Segment

Supply Segment
PPL’s supply business segment primarily consists of the domestic energy generation and marketing operations of PPL Energy Supply.

Per share earnings from ongoing operations for PPL’s supply business segment in the first quarter of 2007 were flat compared with 2006. This was primarily due to lower wholesale energy margins in the Eastern and Western U.S., partially offset by higher synfuel earnings. The lower wholesale energy margins in the Eastern U.S. were the net result of the following factors: significantly higher supply costs due to increased customer demand under the provider-of-last resort contract between PPL Electric Utilities and PPL EnergyPlus, partially offset by higher margins from supply contracts and higher coal-fired generation volumes. The higher customer demand resulted, in part, from colder weather. The lower wholesale energy margins in the Western U.S. were primarily due to lower hydroelectric generation output.

Pennsylvania Delivery Segment
PPL’s Pennsylvania delivery business segment includes the regulated electric and gas delivery operations of PPL Electric Utilities and PPL Gas Utilities.

Per share earnings from ongoing operations for PPL’s Pennsylvania delivery business segment in the first quarter of 2007 were flat compared with 2006. Higher residential and commercial electricity delivery sales were offset by increased operation and maintenance expenses.

International Delivery Segment
PPL’s international delivery business segment includes regulated electric distribution companies in the United Kingdom and Latin America.

Per share earnings from ongoing operations for PPL’s international delivery business segment declined by 14 percent compared with a year ago. Lower earnings in the U.K. were due to lower electricity delivery sales as a result of milder weather in 2007, higher operation and maintenance expenses and higher U.K. taxes compared with a year ago, due to the favorable resolution of several tax-related items in 2006. Positive currency exchange rates favorably affected the earnings of the U.K. businesses in the first quarter of 2007.

Strong earnings results in Chile, El Salvador and Bolivia in the first quarter of 2007 compared with a year ago partially offset the lower earnings in the U.K.

2007 Earnings Forecast by Business Segment

Earnings from Ongoing Operations (per share)	2007 (forecast)		2006 (actual)
	Low	High

Supply	$1.40	$1.46	$1.18
Pennsylvania Delivery	0.37	0.39	0.38
International Delivery	0.53	0.55	0.69
Total	$2.30	$2.40	$2.25

Supply Segment
PPL projects significantly higher earnings in its supply business segment in 2007 compared with 2006. Based on current forward energy prices and hedges already in place, PPL is projecting higher energy margins for the balance of 2007, driven primarily by the replacement of expiring supply obligations with higher-margin wholesale energy contracts such as the contract with Northwestern Energy in Montana, as well as new full-requirements contracts in the mid-Atlantic region.

While the company expects improved baseload power plant performance in 2007, this performance will be offset by the retirement in September of two small coal-fired units in Pennsylvania and by planned outages, including a Susquehanna Unit 1 outage, which is expected to resolve the control rod friction issues that have affected plant operations over the past several years. The company believes these planned outages will improve the overall long-term reliability of PPL’s generation fleet. PPL also expects a modest increase in fuel-related expenses and increased operation and maintenance expenses. The 2007 earnings forecast includes $0.10 per share in fully hedged synfuel earnings.

Pennsylvania Delivery Segment
PPL expects the Pennsylvania delivery business segment to have flat earnings in 2007, with modest load growth being offset by increased operation and maintenance expenses.

International Delivery Segment
PPL projects the earnings from its international delivery business segment to decline in 2007 compared with 2006. Higher delivery margins in the U.K., due to higher unit prices, are expected to be more than offset by increased operating expenses and higher income taxes in the U.K. in 2007 due to the favorable resolution of several tax-related items in 2006. In addition, gains from the sale or liquidation of U.K. non-electricity delivery businesses are not expected to continue at the same level in 2007 as occurred in 2006.

2008 Earnings Forecast

PPL expects moderate earnings growth in 2008 compared with 2007, fully overcoming the loss of synfuel earnings that end in 2007. Excluding the projected $0.10 per share of synfuel tax credit earnings for 2007, PPL projects growth of at least 5 percent in 2008, based on the midpoint of its 2007 forecast of earnings from ongoing operations. This growth is expected to be driven by the continued expansion of the company’s domestic energy marketing operations, continued improvement in baseload power plant performance and a modest increase in revenues from the Pennsylvania delivery business segment. In March 2007, PPL Electric Utilities requested the Pennsylvania Public Utility Commission to increase the company’s revenues by 2.7 percent, effective Jan. 1, 2008. These earnings contributors are expected to be partially offset by higher fuel and operation and maintenance expenses.

Liquidity Position

At March 31, 2007, PPL had $3.1 billion of available capacity under its $3.4 billion of bank credit facilities. The following table reflects PPL’s projected free cash flow before dividends for 2007 and the actual cash flows for 2006.

Free Cash Flow before Dividends
(millions of dollars)	2007 (forecast)	2006 (actual)

Cash from operations	$1,642	$1,758

(Decrease)/Increase in cash due to:
Transition bond repayments	(294)	(282)
Capital expenditures	(1,732)	(1,394)
Other investing activities (1)	130	85
Total	$(254)	$167

(1) Does not include the proceeds from the planned sale of Latin American businesses.

The forecasted change in cash from operations between the years is primarily due to a change in working capital. Cash from operations in 2006 benefited from working capital changes that are expected to reverse in 2007. The increased capital expenditures in 2007 are driven primarily by the ongoing construction of pollution-control equipment at the Montour and Brunner Island power plants in Pennsylvania.

PPL is continuing the construction of $1.5 billion in air pollution-control equipment at coal-fired power plants in Pennsylvania, including sulfur dioxide scrubbers at both units of its Montour power plant and at all three units of its Brunner Island power plant. The scrubbers for both Montour units and Unit 3 at Brunner Island are expected to be in service during 2008, and the scrubber for Units 1 and 2 at Brunner Island is expected to be in service during 2009. Scrubber construction is expected to be completed on budget and on schedule.

PPL plans to finance its capital expenditure program, including this pollution-control equipment, with cash from operations and the issuance of debt and hybrid securities. The company has no plans to issue any common stock to fund its current capital expenditure program and, based on its current business plan, expects to initiate a repurchase of a portion of its common stock by the beginning of 2009.

Long-Term Outlook

Miller expressed his confidence in PPL’s ability to achieve its 2010 earnings forecast of $3.50 per share. He said this forecast reflects the company’s view of 2010 forward energy and capacity prices, fuel and emission allowance prices, fuel transportation costs and other costs associated with operating the business at the time the forecast was established and depends on PPL’s ability to execute new energy contracts at those 2010 forward prices. The 2010 forecast incorporates the following key growth elements:

•	Significant increases in margins from wholesale electricity sales upon the expiration of PPL EnergyPlus’ long-term POLR contract with PPL Electric Utilities at the end of 2009.
•	Completion of planned capacity increases at several existing generating facilities.
•	Anticipated economic benefits from the installation of scrubbers at the Montour and Brunner Island coal-fired power plants.

While PPL cannot predict the level of future energy prices, Miller stated that underlying forces ― such as rising fuel costs and declining generation reserve margins in the PJM Interconnection, combined with the rapidly escalating costs for new base load generation ― suggest that 2010 energy prices will be higher than the prices now being received by PPL EnergyPlus under its long-term contract with PPL Electric Utilities.

Miller said the company already has made significant energy sales for 2010. “But it is not our objective to sell all of our 2010 energy at this time,” Miller said. “Rather, our objective for this year is to have about 30 percent to 50 percent of our 2010 baseload output in the PJM Interconnection under contract. During the first quarter of 2007, our energy marketing center took advantage of higher forward energy prices, and we are now hedged near the high end of this range. The prices we have captured for these contracts are consistent with the assumptions in our $3.50 per share forecast for 2010. With our focus on capturing margins, we've also entered into long-term fuel supply contracts to hedge those sales.”

Because the POLR contract between PPL EnergyPlus and PPL Electric Utilities expires at the end of 2009, PPL Electric Utilities will be required to purchase energy supply for customers who do not shop in the competitive market in accordance with a process to be approved by the PUC. In this regard, PPL Electric Utilities has filed a plan with the PUC detailing how it proposes to acquire supply for these customers in 2010. During the first quarter of 2007, essentially all major aspects of that plan were recommended to the PUC by an administrative law judge.

Miller said PPL expects that the growth rate of its common stock dividend over the next few years will continue to exceed the growth rate in the company’s per share earnings from ongoing operations and that PPL expects to continue to maintain a dividend payout ratio above 50 percent. The company increased the annualized dividend rate on its common stock from $1.10 to $1.22 per share, effective with the April 1, 2007 dividend payment. The current annual dividend rate equates to a 52 percent payout ratio based on the midpoint of the company’s 2007 forecast of earnings from ongoing operations.

PPL Corporation, headquartered in Allentown, Pa., controls more than 11,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to more than 5 million customers in Pennsylvania, the United Kingdom and Latin America. More information is available at www.pplweb.com.

###
(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share.)

PPL invites interested parties to listen to the live Webcast of management’s teleconference with financial analysts about first-quarter 2007 financial results at 9 a.m. EDT Thursday, May 3. The meeting is available online live, in audio format, along with slides of the presentation, on PPL’s Web site: www.pplweb.com. The Webcast will be available for replay on the PPL Web site for 30 days. Interested individuals also can access the live conference call via telephone at 913-312-1303.

PPL CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (a)

Condensed Consolidated Balance Sheet (Unaudited)
(Millions of Dollars)

	March 31, 2007	Dec. 31, 2006

Assets
Cash and cash equivalents	$965	$794
Assets held for sale	849	0
Other current assets	2,792	2,836
Investments	571	564
Property, plant and equipment
Electric plant	19,034	19,395
Gas and oil plant	377	373
Other property	189	311

	19,600	20,079
Less: accumulated depreciation	7,885	8,010

	11,715	12,069
Recoverable transition costs	803	884
Goodwill and other acquired intangibles	1,328	1,521
Regulatory and other assets	1,084	1,079

Total assets	$20,107	$19,747

Liabilities and Equity
Short-term debt (including current portion of long-term debt)	$1,086	$1,149
Liabilities held for sale and related minority interest	394	0
Other current liabilities	1,778	2,199
Long-term debt (less current portion)	6,933	6,728
Deferred income taxes and investment tax credits	2,271	2,331
Other noncurrent liabilities	2,045	1,857
Minority interest	26	60
Preferred securities of a subsidiary	301	301
Earnings reinvested	2,711	2,626
Common stock and capital in excess of par value	2,833	2,814
Accumulated other comprehensive loss	(271)	(318)

Total liabilities and equity	$20,107	$19,747

(a)
The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation's periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

Condensed Consolidated Income Statement (Unaudited)
(Millions of Dollars, Except per Share Data)

	3 Months Ended March 31,		12 Months Ended March 31,

	2007(a)	2006(a)(b)	2007(a)	2006(a)(b)

Operating Revenues
Utility	$1,175	$1,112	$4,132	$3,975
Unregulated retail electric	22	25	88	101
Wholesale energy marketing	249	335	1,446	1,160
Net energy trading margins	7	10	32	26
Energy-related businesses	185	168	635	624

	1,638	1,650	6,333	5,886

Operating Expenses
Fuel and energy purchases	419	464	1,838	1,563
Other operation and maintenance	336	311	1,337	1,284
Amortization of recoverable transition costs	81	72	291	271
Depreciation	118	102	443	401
Taxes, other than income	79	70	290	275
Energy-related businesses	202	158	682	651

	1,235	1,177	4,881	4,445

Operating Income	403	473	1,452	1,441
Other Income - net	26	8	80	28
Interest Expense	121	114	459	465

Income from Continuing Operations Before
Income Taxes, Minority Interest and
Dividends on Preferred Securities of a Subsidiary	308	367	1,073	1,004
Income Taxes	74	95	247	193
Minority Interest	1	0	4	1
Dividends on Preferred Securities of a Subsidiary	5	1	18	2

Income from Continuing Operations	228	271	804	808
(Loss) Income from Discontinued Operations (net of
income taxes)	(25)	9	(16)	(10)

Income Before Cumulative Effect of a Change in
Accounting Principle	203	280	788	798
Cumulative Effect of a Change in Accounting
Principle (net of income taxes)	0	0	0	(8)

Net Income	$203	$280	$788	$790

Earnings per share of common stock - basic
Earnings from ongoing operations	$0.66	$0.69	$2.25	$2.25
Special items	(0.13)	0.05	(0.19)	(0.17)

Net Income	$0.53	$0.74	$2.06	$2.08

Earnings per share of common stock - diluted
Earnings from ongoing operations	$0.65	$0.68	$2.22	$2.21
Special items	(0.13)	0.05	(0.19)	(0.16)

Net Income	$0.52	$0.73	$2.03	$2.05

Average shares outstanding (thousands)
Basic	384,793	379,838	381,923	379,609
Diluted	389,168	385,605	387,590	384,847

(a)
Earnings in the 2007 and 2006 periods were impacted by several special items, as described in the text and tables of this news release. Earnings from ongoing operations excludes the impact of these special items.

(b)	Certain amounts have been reclassified to conform to the current year presentation.

Condensed Consolidated Statements of Cash Flows
(Millions of Dollars)

	3 Months Ended March 31,
	2007	2006
Cash Flows from Operating Activities

Net income	$203	$280
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	124	108
Amortizations-recoverable transition costs and other	108	77
Deferred income taxes and investment tax credits	(32)	(48)
Pension and other postretirement benefits	22	(3)
Impairment of assets held for sale	65	0
Changes in working capital	(175)	(82)
Other	(29)	(35)
Net cash provided by operating activities	286	297

Cash Flows from Investing Activities

Expenditures for property, plant and equipment	(341)	(198)
Net sales (purchases) of emission allowances	26	(24)
Net sales of short-term investments	5	58
Other investing activities	11	5
Net cash used in investing activities	(299)	(159)

Cash Flows from Financing Activities

Net issuances (retirements) of long-term debt	304	(225)
Payment of common stock dividends	(105)	(95)
Net increase (decrease) in short-term debt	29	(36)
Other financing activities	(7)	1
Net cash provided by (used in) financing activities	221	(355)

Effect of Exchange Rates on Cash and Cash Equivalents	(1)	0

Net Increase (Decrease) in Cash and Cash Equivalents	207	(217)
Cash and cash equivalents at beginning of period	794	555
Less: Reclassification of cash to “Assets held for sale”	(36)	0
Cash and cash equivalents at end of period	$965	$338

Free Cash Flow Before Dividends: (a)

Cash Flows from Operating Activities	$286	$297

(Decrease) Increase in cash due to:
Transition bond repayments	(81)	(73)
Capital expenditures	(341)	(198)
Other investing activities	27	(13)
	$(109)	$13

(a)	“Free Cash Flow Before Dividends” is a non-GAAP financial measure and its use is discussed in the text at the end of this news release.

Key Indicators

Financial

	12 Months Ended March 31, 2007	12 Months Ended March 31, 2006

Dividends declared per share	$1.13	$1.005
Book value per share (a)	$13.68	$12.41
Market price per share (a)	$40.90	$29.40
Dividend yield (a)	2.8%	3.4%
Dividend payout ratio (b)	56%	49%
Dividend payout ratio - earnings from ongoing operations (b)(c)	51%	45%
Price/earnings ratio (a)(b)	20.1	14.3
Price/earnings ratio - earnings from ongoing operations (a)(b)(c)	18.4	13.3
Return on average common equity	15.72%	17.86%
Return on average common equity - earnings from ongoing operations (c)	17.03%	18.93%

(a)	End of period.
(b)	Based on diluted earnings per share.
(c)	Calculated using earnings from ongoing operations, which excludes the impact of special items, as described in the text and tables of this news release.

2007 Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings (Diluted)

1st Quarter 2007	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$126	$58	$68	$252	$0.32	$0.15	$0.18	$0.65
Special Items
MTM adj's from energy-related,
non-trading economic hedges	10			10	0.03			0.03
PJM billing dispute	(1)			(1)
Divestiture of Latin American businesses			(40)	(40)			(0.11)	(0.11)
Impairment of telecommunication assets	(18)			(18)	(0.05)			(0.05)
Total special items	(9)		(40)	(49)	(0.02)		(0.11)	(0.13)
Reported earnings	$117	$58	$28	$203	$0.30	$0.15	$0.07	$0.52

12 Months Ended March 31, 2007	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$455	$149	$255	$859	$1.18	$0.38	$0.66	$2.22
Special Items
MTM adj's from energy-related,
non-trading economic hedges	(8)			(8)	(0.02)			(0.02)
PJM billing dispute (Q4, '06)	(18)	20		2	(0.05)	0.06		0.01
Off-site remediation of ash basin
leak (Q2, '06)	5			5	0.01			0.01
Enron reserve adjustment (Q2, '06)	2			2	0.01			0.01
Sale of interest in Griffith (Q2, '06; Q4, '06)	(17)			(17)	(0.04)			(0.04)
Synfuels impairment (Q2, '06)	(6)			(6)	(0.01)			(0.01)
Write-off of Hurricane Isabel
regulatory asset (Q3, '06)		(6)		(6)		(0.02)		(0.02)
Benefits related to Black Lung
Trust assets (Q3, '06)		21		21		0.05		0.05
Susquehanna workforce reduction (Q4, '06)	(3)			(3)	(0.01)			(0.01)
Impairment of nuclear decom.
trust investments (Q4, '06)	(3)			(3)	(0.01)			(0.01)
Divestiture of Latin American
businesses (Q1, '07)			(40)	(40)			(0.11)	(0.11)
Impairment of telecommunication
assets (Q1, '07)	(18)			(18)	(0.05)			(0.05)
Total special items	(66)	35	(40)	(71)	(0.17)	0.09	(0.11)	(0.19)
Reported earnings	$389	$184	$215	$788	$1.01	$0.47	$0.55	$2.03
2006 Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings (Diluted)

1st Quarter 2006	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$126	$56	$80	$262	$0.32	$0.15	$0.21	$0.68
Special Items
MTM adj's from energy-related,
non-trading economic hedges	7			7	0.02			0.02
Off-site remediation of ash basin leak	1			1
Enron reserve adjustment	9		1	10	0.03			0.03
Total special items	17		1	18	0.05			0.05
Reported earnings	$143	$56	$81	$280	$0.37	$0.15	$0.21	$0.73

12 Months Ended March 31, 2006	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total
Earnings from Ongoing Operations	$433	$188	$233	$854	$1.12	$0.49	$0.60	$2.21
Special Items
MTM adj's from energy-related,
non-trading economic hedges	7			7	0.02			0.02
Sale of Sundance (Q2, '05)	(47)			(47)	(0.12)			(0.12)
Off-site remediation of ash basin
leak (Q3, ’05; Q4, ’05; Q1, '06)	(26)			(26)	(0.07)			(0.07)
Conditional asset retirement
obligation (Q4, '05)	(8)			(8)	(0.02)			(0.02)
Enron reserve adjustment (Q1, '06)	9		1	10	0.03			0.03
Total special items	(65)		1	(64)	(0.16)			(0.16)
Reported earnings	$368	$188	$234	$790	$0.96	$0.49	$0.60	$2.05

Operating - Domestic and International Electricity Sales

(millions of kwh)
	3 Months Ended March 31				12 Months Ended March 31

	2007	2006	Percent Change		2007	2006	Percent Change

Domestic Retail
Delivered (a)	10,308	9,934	3.8%		37,056	36,990	0.2%
Supplied	10,842	10,477	3.5%		39,175	39,088	0.2%

International delivered
United Kingdom	7,724	8,077	(4.4%	)	28,423	29,113	(2.4%	)
Latin America	1,229	1,153	6.6%		4,653	4,338	7.3%

Domestic Wholesale
East	4,248	4,732	(10.2%	)	18,899	20,972	(9.9%	)
West
NorthWestern Energy	834	824	1.2%		3,366	3,334	1.0%
Other (b)	2,794	2,733	2.2%		10,159	9,871	2.9%

(a)	Electricity delivered to retail customers represents the kilowatt-hours delivered to customers within PPL Electric Utilities Corporation’s service territory.
(b)	Certain amounts have been reclassified to conform to the current year presentation.

“Earnings from ongoing operations” excludes the impact of special items. Special items include charges, credits or gains that are unusual or non-recurring and the mark-to-market impact of energy-related, non-trading economic hedges. The mark-to-market impact of these hedges is economically neutral to the company in that offsetting gains or losses on underlying accrual positions will be recognized as energy is delivered over the terms of the contracts. Earnings from ongoing operations should not be considered as an alternative to reported earnings, or net income, which is an indicator of operating performance determined in accordance with generally accepted accounting principles (GAAP). PPL believes that earnings from ongoing operations, although a non-GAAP measure, is also useful and meaningful to investors because it provides them with PPL’s underlying earnings performance as another criterion in making their investment decisions. PPL’s management also uses earnings from ongoing operations in measuring certain corporate performance goals. Other companies may use different measures to present financial performance.

“Free cash flow before dividends” is derived by deducting capital expenditures and other investing activities-net, as well as the repayment of transition bonds, from cash flow from operations. Free cash flow before dividends should not be considered as an alternative to cash flow from operations, which is determined in accordance with GAAP. PPL believes that free cash flow before dividends, although a non-GAAP measure, is an important measure to both management and investors since it is an indicator of the company’s ability to sustain operations and growth without additional outside financing beyond the requirement to fund maturing debt obligations. Other companies may calculate free cash flow before dividends in a different manner.

Statements contained in this news release, including statements with respect to future earnings, energy prices, margins and sales, marketing performance, growth, revenues, expenses, cash flows, cash from operations, financing, dividends, business disposition, corporate strategy, capital expenditures and additions, and generating capacity and performance, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; market prices for crude oil and the potential impact on the phaseout of synthetic fuel tax credits and synthetic fuel operations; weather conditions affecting generation production, customer energy usage and operating costs; competition in retail and wholesale power markets; liquidity of wholesale power markets; the effect of any business or industry restructuring; the profitability and liquidity, including access to capital markets and credit facilities, of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operation and availability of existing generation facilities and operating costs; transmission and distribution system conditions and operating costs; current and future environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures and emission allowance and other expenses; significant delays in the planned installation of pollution control equipment at certain coal-fired generating units in Pennsylvania due to weather conditions, contractor performance or other reasons; development of new projects, markets and technologies; performance of new ventures; asset acquisitions and dispositions; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business; any impact of hurricanes or other severe weather on PPL and its subsidiaries, including any impact on fuel prices; receipt of necessary governmental permits, approvals and rate relief; new state, federal or foreign legislation, including new tax legislation; state, federal and foreign regulatory developments; any impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries and the energy industry; capital markets conditions, including changes in interest rates, and decisions regarding capital structure; stock price performance of PPL Corporation; the market prices of equity securities and the impact on pension costs and resultant cash funding requirements for defined benefit pension plans; securities and credit ratings; disposition proceeds; foreign currency exchange rates; the outcome of litigation against PPL Corporation and its subsidiaries; potential effects of threatened or actual terrorism or war or other hostilities; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

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Note to Editors: Visit PPL’s media Web site at www.pplnewsroom.com for additional news and background about the corporation and its subsidiaries.